Exhibit 99.1

News Release

Rockwell Collins third quarter 2013 earnings per share increased 5% to $1.20

•	Increased full year earnings per share guidance to between $4.55 and $4.60 per share

•	Increased full year cash flow guidance to about $600 million

CEDAR RAPIDS, Iowa (July 19, 2013) - Rockwell Collins, Inc. (NYSE: COL) today reported third quarter fiscal year 2013 earnings per share of $1.20, $0.06 higher than earnings per share of $1.14 in the same quarter last year. The 5% increase in earnings per share was due to improved operating performance and the benefit of share repurchases. Net income for the third quarter of 2013 was $164 million, compared with $166 million in the same quarter last year.

For the third quarter of 2013, the company reported a 3% reduction in total sales, to $1.17 billion compared with $1.21 billion last year with Commercial Systems sales increasing 7%, while Government Systems revenue declined 11%. Total segment operating earnings increased $8 million to $261 million, or 22.4 percent of sales this quarter, compared to $253 million, or 21.0 percent in the third quarter of the prior year.

Cash provided by operating activities for the first nine months of 2013 totaled $309 million, an increase of $117 million compared to $192 million last year. The improvement in cash from operations was primarily driven by improved inventory performance, lower tax payments and lower compensation payments.

"Despite the lingering impact of defense budget reductions, I believe the operating performance of our company was outstanding in the third quarter," said Rockwell Collins Chairman and Chief Executive Officer, Clay Jones. "Segment operating margins were up 140 basis points driven by a Commercial Systems increase of 340 basis points while Government Systems held roughly flat on declining sales. Additionally, operating cash flow generation is 61% greater than this point last year. This earnings and cash performance was driven by double-digit growth in commercial aftermarket revenue and our continued focus on cost containment, program performance and asset management."

Jones went on to state, "Although near-term visibility remains difficult as the U.S. Department of Defense incorporates the impacts of sequestration, we see continued strength in our commercial business. Based on our performance to-date, we are increasing our guidance for earnings per share and operating cash flow toward the high end of our previous range."

Following is a discussion of fiscal year 2013 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2013 third quarter results as summarized below.

(dollars in millions)	Q3 FY13	Q3 FY12	Inc/(Dec)
Commercial Systems sales
Original equipment	$309	$295	5%
Aftermarket	235	208	13%
Wide-body in-flight entertainment	19	23	(17)%
Total Commercial Systems sales	$563	$526	7%

Operating earnings	$132	$105	26%
Operating margin rate	23.4%	20.0%	340 bps

•
Sales to aircraft original equipment manufacturers increased from higher deliveries for the Bombardier Global and Challenger aircraft, and a full quarter of production for Beechcraft King Air aircraft, which was partially offset by fewer deliveries for Cessna business jets.

•	Aftermarket sales increased from higher spares sales and increased retrofits related to airspace mandates.

•
Operating earnings and margin increased primarily due to higher sales volume and lower company-funded research and development expense. Although company-funded research and development expense declined $10 million, total research and development investment, which includes pre-production engineering programs, increased $3 million primarily driven by the Boeing 737 MAX program.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the third quarter of 2013 are summarized below.

(dollars in millions)	Q3 FY13	Q3 FY12	Inc/(Dec)
Government Systems sales
Avionics	$341	$393	(13)%
Communication products	153	178	(14)%
Surface solutions	62	50	24%
Navigation products	46	58	(21)%
Total Government Systems sales	$602	$679	(11)%

Operating earnings	$129	$148	(13)%
Operating margin rate	21.4%	21.8%	(40) bps

•
Avionics revenue decreased from lower sales for development programs which are completing or transitioning to production, simulator award delays, and reduced sales for Eurofighter and helmet mounted displays for various fixed wing aircraft.

•	Communication product sales declined due to lower satellite communication and datalink product sales, partially offset by increased deliveries of JTRS Manpack radios.

•	Surface solutions sales increased from higher international Firestorm targeting systems sales.

•	Navigation product sales declined due to fewer deliveries of Defense Advanced GPS Receivers.

•	Operating earnings and margin decreased primarily due to lower sales, which was partially offset by the benefit from cost reduction actions.

Corporate and Financial Highlights

General corporate expenses not allocated to the company's business segments increased $4 million to $14 million primarily driven by increased compensation and pension expenses.

The company's effective income tax rate was 29.9% for the third quarter of 2013 compared to a rate of 27.8% for the same period last year. The higher tax rate was due to the absence of a favorable adjustment to tax reserves made in the prior year.

During the third quarter of 2013, the company repurchased 1.4 million shares of common stock at a total cost of $90 million. The company also paid a dividend on its common stock of 30 cents per share, or $41 million, in the third quarter of 2013.

Fiscal Year 2013 Outlook

The following table is a complete summary of the company's updated fiscal year 2013 financial guidance:

•	Total sales	About $4.65 billion (From $4.6 billion to $4.7 billion)
•	Total segment operating margins	21% to 22%
•	Earnings per share	$4.55 to $4.60 (From $4.45 to $4.65)
•	Cash flow from operations	About $600 million (From $500 mil. to $600 mil.)
•	Total research & development investment	About $950 million
•	Capital expenditures	About $125 million (From about $140 million)
•	Full year income tax rate	About 27%

Business Highlights

Rockwell Collins will expand avionics capability for Bombardier Challenger 300 and Challenger 350 business jets
Rockwell Collins was selected by Bombardier to provide enhancements to its Pro Line 21TM avionics. The avionics system, which Bombardier will market as Pro Line 21 Advanced, significantly enhances mission performance, increases airport access and enables future airspace operations. Pro Line 21 Advanced is available on both the recently launched Challenger 350 and Challenger 300 jets.

Rockwell Collins and China Leihua Electronic Technology Research Institute established a joint venture
Rockwell Collins and China Leihua Electronic Technology Research Institute, a subsidiary of Aviation Industry Corporation of China (AVIC), announced the formal incorporation and grand opening of their joint venture - AVIC Leihua Rockwell Collins Avionics Company. The new joint venture will initially develop, manufacture and deliver integrated surveillance systems products for the C919 program in China.

Rockwell Collins and Bluesky Aviation Technology to create a commercial simulation joint venture in China
Rockwell Collins and Beijing Bluesky Aviation Technology, an AVIC subsidiary, signed a Memorandum of Agreement towards establishing a joint venture that will design, manufacture and market commercial aviation flight simulators. The venture will initially focus on airlines and aircraft manufactures in China, with future plans to address the global commercial simulation and training market segment.

Brazilian Army Aviation Command selected Rockwell Collins airborne tactical radios
Rockwell Collins was selected by the Brazilian Army Aviation Command to provide its Talon radio for a variety of rotary aircraft. The Rockwell Collins Talon radio is designed to provide the best value in features, technology and growth capabilities, including a digital radio architecture that allows easy reprogramming with different waveforms and operating modes.

Bristow Group to equip helicopters with Rockwell Collins TCAS II
Bristow Group, which provides helicopter transport services for offshore oil and gas and government operations, is retrofitting a fleet of 44 helicopters with Rockwell Collins' Traffic Collision Avoidance System.

L-3 selected Rockwell Collins for U.S. Air Force EC-130H avionics upgrade program
Rockwell Collins was selected by L-3 Platform Integration for the communication, navigation and surveillance/air traffic management upgrade for the U.S Air Force EC-130H aircraft program.

Rockwell Collins selected for Oman C-130 upgrade
Rockwell Collins' Flight2TM avionics system was selected for the Royal Air Force of Oman's C-130 upgrade program.

Rockwell Collins avionics selected by the following airlines:
- China Southern Airlines for 66 aircraft including Airbus A320, Boeing 777 and Boeing 737 NG aircraft
- EVA Air for 7 firm, with an option for 4 additional, Boeing 777 aircraft
- Xiamen Airlines for 12 Boeing 737NG aircraft

Rockwell Collins VenueTM HD cabin system selected for a Boeing Business Jet
Rockwell Collins announced that its Venue cabin management and high-definition entertainment system was recently selected for installation aboard a Boeing Business Jet. This represents the fifth selection on a narrow-body VIP aircraft in the last nine months.

Rockwell Collins selected to upgrade avionics in preparation for Link 2000+ European mandate
- Iberia Airlines will upgrade entire single-aisle fleet.

- SunExpress will retrofit entire Boeing 737 NG fleet.

Conference Call and Webcast Details

Rockwell Collins Chairman and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 19, 2013. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through September 19, 2013.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 19,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011; the discontinuance of support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; timing of international contract awards; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012	2013	2012
Sales
Government Systems	$602	$679	$1,726	$1,890
Commercial Systems	563	526	1,632	1,570
Total sales	$1,165	$1,205	$3,358	$3,460

Segment operating earnings
Government Systems	$129	$148	$348	$393
Commercial Systems	132	105	355	318
Total segment operating earnings	261	253	703	711

Interest expense	(7)	(7)	(21)	(20)
Stock-based compensation	(6)	(6)	(19)	(19)
General corporate, net	(14)	(10)	(44)	(35)
Income before income taxes	234	230	619	637
Income tax expense	(70)	(64)	(162)	(180)

Net income	$164	$166	$457	$457

Diluted earnings per share	$1.20	$1.14	$3.30	$3.09

Weighted average diluted shares outstanding	137.2	145.0	138.5	147.9

The following tables summarize sales by product category for the three and nine months ended June 30, 2013 and 2012 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012	2013	2012
Government Systems sales:
Avionics	$341	$393	$980	$1,082
Communication products	153	178	438	476
Surface solutions	62	50	169	168
Navigation products	46	58	139	164
Total Government Systems sales	$602	$679	$1,726	$1,890

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$151	$150	$445	$415
Aftermarket	128	109	357	351
Wide-body in-flight entertainment	19	23	64	72
Total air transport aviation electronics	298	282	866	838

Business and regional aviation electronics:
Original equipment	158	145	458	434
Aftermarket	107	99	308	298
Total business and regional aviation electronics	265	244	766	732
Total Commercial Systems sales	$563	$526	$1,632	$1,570

Commercial Systems sales:
Total original equipment	$309	$295	$903	$849
Total aftermarket	235	208	665	649
Wide-body in-flight entertainment	19	23	64	72
Total Commercial Systems sales	$563	$526	$1,632	$1,570

The following table summarizes total Research & Development Investment by segment and funding type for the three and nine months ended June 30, 2013 and 2012 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2013	2012	2013	2012
Research and Development Investment:
Customer-funded:
Government Systems	$97	$102	$296	$322
Commercial Systems	25	20	72	61
Total Customer-funded	122	122	368	383

Company-funded:
Government Systems	18	20	54	63
Commercial Systems	49	59	155	178
Total Company-funded	67	79	209	241
Total Research and Development Expense	189	201	577	624

Increase in Pre-production Engineering Costs, Net	37	32	113	88
Total Research and Development Investment	$226	$233	$690	$712

Percent of Total Sales	19.4%	19.3%	20.5%	20.6%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$354	$335
Receivables, net	969	971
Inventories, net (1)	1,509	1,332
Current deferred income taxes	14	58
Other current assets	99	91
Total current assets	2,945	2,787

Property	757	773
Goodwill	778	780
Intangible assets	287	291
Long-term deferred income taxes	407	455
Other assets	223	228
Total assets	$5,397	$5,314

Liabilities and equity
Short-term debt	$602	$—
Accounts payable	379	475
Compensation and benefits	271	269
Advance payments from customers	298	288
Accrued customer incentives	167	174
Product warranty costs	119	126
Other current liabilities	99	108
Total current liabilities	1,935	1,440

Long-term debt, net	563	779
Retirement benefits	1,534	1,693
Other liabilities	157	138
Equity	1,208	1,264
Total liabilities and equity	$5,397	$5,314

(1) Inventories, net is comprised of the following:

	June 30, 2013	September 30, 2012
Inventories, net:
Production inventory	$827	$763
Pre-production engineering costs	682	569
Total inventories, net	$1,509	$1,332

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2013	2012
Operating Activities:
Net income	$457	$457
Adjustments to arrive at cash provided by operating activities:
Depreciation	91	86
Amortization of intangible assets and pre-production engineering costs	41	42
Stock-based compensation expense	19	19
Compensation and benefits paid in common stock	42	53
Excess tax benefit from stock-based compensation	(7)	(7)
Deferred income taxes	75	119
Pension plan contributions	(120)	(120)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	2	3
Production inventory	(99)	(112)
Pre-production engineering costs	(131)	(101)
Accounts payable	(67)	(71)
Compensation and benefits	3	(92)
Advance payments from customers	11	12
Accrued customer incentives	(7)	27
Product warranty costs	(7)	(21)
Income taxes	14	(85)
Other assets and liabilities	(8)	(17)
Cash Provided by Operating Activities	309	192

Investing Activities:
Property additions	(85)	(102)
Proceeds from disposition of property	1	17
Acquisition of intangible assets	(1)	(2)
Other investing activities	—	(4)
Cash Used for Investing Activities	(85)	(91)

Financing Activities:
Purchases of treasury stock	(524)	(710)
Cash dividends	(124)	(114)
Increase in short-term commercial paper borrowings, net	400	201
Increase in long-term borrowings	—	247
Proceeds from the exercise of stock options	38	17
Excess tax benefit from stock-based compensation	7	7
Cash Used for Financing Activities	(203)	(352)

Effect of exchange rate changes on cash and cash equivalents	(2)	(14)

Net Change in Cash and Cash Equivalents	19	(265)
Cash and Cash Equivalents at Beginning of Period	335	530
Cash and Cash Equivalents at End of Period	$354	$265